Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration No. 333-206258

August 10, 2015

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DELTA

DAL 2015-1 EETC Amended Investor Presentation

August 10, 2015

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Safe Harbor

This Investor Presentation contains various projections and other forward-looking statements which represent Delta’s estimates or expectations regarding future events. All forward-looking statements involve a number of assumptions, risks and uncertainties, many of which are beyond Delta’s control, that could cause the actual results to differ materially from the projected results. Factors which could cause such differences include, without limitation, business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, as well as the “Risk Factors” discussed in Delta’s SEC filings. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of the date of this presentation, and which Delta has no current intention to update.

This Investor Presentation highlights basic information about Delta and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Delta has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this Investor Presentation relates (the “Prospectus Supplement”). Before you invest, you should read such prospectus and the Prospectus Supplement (including the risk factors described in the Prospectus Supplement) and other documents Delta has filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Delta, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the Prospectus Supplement if you request it by calling Morgan Stanley & Co. LLC at 1-800-718-1649 or Credit Suisse toll-free at 1-800-221-1037.

This Investor Presentation amends the Investor Presentation filed by Delta Air Lines (“Delta”) as a free writing prospectus on August 10, 2015, with respect to Delta’s offering of Class AA and Class A Pass Through Certificates, Series 2015-1. This Investor Presentation includes information regarding the Class B Pass Through Certificates, Series 2015-1, which are now being offered by Delta on the terms and conditions described in the Prospectus Supplement.

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Transaction Overview

Delta Air Lines, Inc. (“DAL”) is offering $500,000,000 aggregate face amount of Pass Through Certificates in three classes (“DAL 2015-1”), as follows:

Class AA: $312,524,000

Class A: $69,449,000

Class B: $118,027,000

The Equipment Notes underlying the DAL 2015-1 Pass Through Certificates will have the benefit of a security interest in the following Boeing aircraft delivered to Delta Air Lines:

– Fifteen (15) B737-900ER aircraft delivered between September 2013 and February 2014

The EETC Structure will include the following:

– Senior Class AA debt amortizing over 11.9 years (8.9-year average life)

– Subordinated Class A debt amortizing over 11.9 years (8.9-year average life)

– Junior Subordinated Class B debt amortizing over 7.9 years (5.9-year average life)

– Liquidity Facilities will be provided for three semi-annual interest payments on Class AA, Class A, and Class B

Sole Structuring Agent: Morgan Stanley

Joint Lead Bookrunners: Morgan Stanley, Credit Suisse, Citigroup, Deutsche Bank, Goldman Sachs

Passive Bookrunners: BNP Paribas, Credit Agricole, Natixis

Liquidity Provider: Commonwealth Bank of Australia, acting through its New York Branch

Summary of the Certificates Offering

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	Class AA	Class A	Class B
Aggregate Face Amount	$312,524,000	$69,449,000	$118,027,000
Expected Ratings (Moody's/S&P)	Aa3 / AA	A1 / A+	Baa2 / BBB
Initial / Highest LTV[1]	45.0%	55.0%	72.0%
Interest Rate	Fixed rate, semiannual payments, 30/360 day count	Fixed rate, semiannual payments, 30/360 day count	Fixed rate, semiannual payments, 30/360 day count
Initial Average Life	8.9	8.9	5.9
Regular Distribution Dates	January 30 & July 30	January 30 & July 30	January 30 & July 30
Expected Principal Distribution Window[2]	0.4 - 11.9 years	0.4 - 11.9 years	0.4 - 7.9 years
Final Expected Distribution Date[2]	July 30, 2027	July 30, 2027	July 30, 2023
Final Legal Distribution Date	January 30, 2029	January 30, 2029	January 30, 2025
Minimum Denomination[3]	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof
Liquidity Facility Coverage	3 semiannual interest payments	3 semiannual interest payments	3 semiannual interest payments

1. Initial Loan to Value Ratio calculated as of Issuance Date. The assumed aggregate appraised value of the aircraft on such date is $694,490,000. Appraised value is calculated using the lesser of the mean and median ("LMM") values of each aircraft as appraised by AISI, BK and MBA. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. Please refer to the Preliminary Prospectus Supplement for further details
2. Each series of Equipment Notes will mature on the Final Expected Distribution Date for the related class of certificates
3. The certificates will be issued in minimum denominations of $2,000 (or such other denomination that is the lowest integral multiple of $1,000 that is at the time of issuance equal to at least 1,000 euros) and integral multiples of $1,000 in excess thereof

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DAL 2015-1 Transaction Structure

Consistent with recent US airline EETC Issues without escrow/depositary structure

(1) The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture

(2) The Liquidity Facility for each of the Class AA Certificates, Class A Certificates, and Class B Certificates is expected to be sufficient to cover up to three consecutive semiannual interest payments with respect to such Class

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Principal and Interest Payments

Indenture / Loan Trustees (1)

Series AA Equipment Notes

Series A Equipment Notes

Series B Equipment Notes

Equipment Note Payments on all Aircraft

Advances and Reimbursements (if any)

Subordination Agent

Liquidity Providers (2)

Principal, Make-Whole Amount (if any) and Interest Distributions

Class AA Trustee

Class A Trustee

Class B Trustee

Class AA Certificate Holders

Class A Certificate Holders

Class B Certificate Holders

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Key Structural Considerations

Documentation consistent with recent U.S. airline precedent EETC structures without escrow/depositary structure(1)

Classes Offered

Cross-Collateralization and Cross-Default

Waterfall

Buyout Rights

Collateral

Three tranches of amortizing debt are being offered, with the Class AA, Class A, and Class B each benefiting from a separate liquidity facility covering three semiannual interest payments

The Equipment Notes will be cross-collateralized by all Aircraft

All Indentures will include cross-default provisions

Same waterfall both before and after an Indenture Event of Default

Interest on Eligible Pool Balance on the Class A and Class B tranches is paid ahead of principal on the Class AA tranche and interest on Eligible Pool Balance of the Class B tranche is paid ahead of principal on the Class A tranche

Subordinated Certificateholders have the right to purchase all (but not less than all) of then outstanding Certificates ranking senior to such subordinated certificates at par plus accrued and unpaid interest upon certain events during a Delta Air Lines’ bankruptcy (if any)

An important aircraft type in Delta’s fleet operation; specific aircraft were delivered between September 2013 and February 2014

1. See Preliminary Prospectus Supplement for further details

Collateral Summary

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The Equipment Notes underlying DAL 2015-1 will have the following Boeing aircraft as collateral:

- The initial aggregate Appraised Value is $694,490,000[(1)]
- Appraisals indicate an initial collateral cushion of approximately 55.0%[(2)], 45.0%[(2)], and 28.0%[(2)] on the Class AA, Class A, and Class B Certificates, respectively, which increases over time as the Class AA, Class A, and Class B debt amortizes based on assumed depreciation of appraised collateral value[(3)]

#	Aircraft Type	Registration Number	Serial Number	Delivery Date	Aircraft Age	Appraised Value ($MM)[(4)] AISI	MBA	BK	LMM[(5)]
1	B737-932ER	N801DZ	31912	Sep-13	1.9	44.80	46.28	49.44	46.28
2	B737-932ER	N802DN	31917	Oct-13	1.9	44.13	45.81	48.84	45.81
3	B737-932ER	N803DN	31919	Oct-13	1.9	43.68	45.24	48.22	45.24
4	B737-932ER	N804DN	31918	Oct-13	1.9	44.22	45.81	48.90	45.81
5	B737-932ER	N805DN	31913	Nov-13	1.8	43.78	45.49	48.36	45.49
6	B737-932ER	N806DN	31914	Nov-13	1.8	44.87	46.78	49.60	46.78
7	B737-932ER	N807DN	31921	Nov-13	1.8	44.26	46.06	48.96	46.06
8	B737-932ER	N808DN	31920	Nov-13	1.8	44.83	46.78	49.56	46.78
9	B737-932ER	N809DN	31915	Dec-13	1.7	44.81	47.04	49.56	47.04
10	B737-932ER	N810DN	31922	Dec-13	1.7	44.29	46.32	49.02	46.32
11	B737-932ER	N811DZ	31916	Dec-13	1.7	43.91	45.75	48.46	45.75
12	B737-932ER	N812DN	31923	Dec-13	1.7	43.91	45.75	48.43	45.75
13	B737-932ER	N814DN	31924	Jan-14	1.6	46.71	47.29	49.92	47.29
14	B737-932ER	N813DN	31925	Jan-14	1.6	46.18	46.53	49.16	46.53
15	B737-932ER	N815DN	31926	Feb-14	1.6	46.74	47.56	49.93	47.56
TOTAL					**1.7**	**671.12**	**694.49**	**736.37**	**694.49**

1. As of Issuance Date. Appraised value is calculated using the lesser of the mean and median ("LMM") values of each aircraft as appraised by AISI, BK and MBA. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2. Initial collateral cushion is calculated as of the Issuance Date
3. Assumes that the base value of the aircraft depreciates by 3% per year during the first 15 years after initial delivery, 4% for years 15 through 20, and 5% for years 20 and beyond
4. See Appendix II of the Preliminary Prospectus supplement for information regarding each appraiser's appraisal methodology
5. Lesser of the median and mean of the base values of the aircraft as appraised by AISI, BK and MBA

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Collateral Fleet

The aircraft to be financed by DAL 2015-1 are an important part of Delta’s current and future fleet strategy

B737-900ER Aircraft in Current Fleet

Aircraft Count

45

40

35

30

25

20

15

10

5

0

Total Delta-operated B737-900ER

DAL 2015-1 Collateral (15)

Other B737-900ER (26)

Aircraft Count

35

30

25

20

15

10

5

0

DAL 2015-1 Collateral (15)

Other Owned B737-900ER (16)

Total Delta-owned

B737-900ER

Deal collateral pool represents:

~48% of Delta-owned B737-900ER aircraft

~37% of Delta-operated B737-900ER aircraft (includes both owned and leased aircraft)

Source: Delta Air Lines. As of June 30, 2015

1. Future fleet includes aircraft purchase commitments as of June 30, 2015

B737-900ER Aircraft in Future Fleet (1)

Aircraft Count

200

180

160

140

120

100

80

60

40

20

0

Total Purchase Commitments (59)

B737-900ER Purchase Commitments

Other Aircraft Purchase Commitments (125)

B737-900ER purchase commitments represent ~32% of Delta’s total purchase commitments

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Boeing 737-900ER Aircraft Characteristics

The Boeing 737-900ER extends the Boeing 737NG family to above 200 seats, with optional Type II doors allowing a maximum of 215 seats

Offers more premium seats in two classes compared to B737-800

Delta aircraft configured with 180 total passenger seats

–20 new seats in the First Class cabin with in-seat power outlets

–21 seats in Economy Comfort

–139 seats in Main Cabin

No used aircraft available for sale and only two stored worldwide

Competitive market with A321

Aircraft cabin has Boeing’s “Sky Interior” with

WiFi and a LED lighting system

Key Statistics

# Customers 16

# Delivered 331

# Unfilled 173

# Cumulative Orders 504

Top 5 Boeing 737-900ER Airline Operators(1)

Quantity

Lion Air 136

United Airlines 130

Delta Air Lines 100

Alaska Airlines 65

Turkish Airlines 15

Sub-Total 446

Aircraft Importance to Delta

2800 mile range(2) efficiently replaces more than 90% of B757 missions

Ability to reach entire West Coast from Atlanta fully loaded, even with winter winds

Relatively low seat mile costs compared to current fleet and high operational reliability

High training and parts commonality with existing B737-800 and -700 models

Source: Ascend 2015 Q2 Market Commentary, BK Associates, Delta, The Boeing Company, 737-900ER Orders & Deliveries through June 2015

1. Based on Boeing 737-900ER cumulative orders (including both delivered and unfilled)

2. Statute miles; full passenger payload; still air

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